Exhibit 99.2


                                   PAUL MENDEZ


                                January 24, 2001

Board of Directors
Firecom, Inc.
39-27 59th Street
Woodside, NY 11377

Dear Sirs:

          ALRM Acquisition Inc., an entity ("Purchaser") to be formed by Paul Mendez, Carol Mendez, Orhan Sadik-Khan, Peter Barotz and members of their families who are shareholders of Firecom, Inc. ("Firecom"), (the "Offering Group"), proposes an acquisition of Firecom by merger of Purchaser into Firecom (the "Merger" or the "Transaction").

          The terms of our proposal are as follows:

          Holders of Common Stock shall receive $0.70 in cash pursuant to the Merger in exchange for each share of Common Stock not owned by the Offering Group. Holders of existing vested employee stock options will be entitled to receive the difference between the offered price and the exercise price (the Offering Group reserves the right to offer continued participation in a modified option plan to employees).

          Completion of the Merger would be conditioned upon the completion of a mutually acceptable definitive merger agreement, approval of filings required by any applicable regulatory agencies, favorable determination by the Board of Directors of Firecom as to the fairness of the Merger to minority shareholders, approval of the Transaction by the full Board of Directors of Firecom and by the shareholders of Firecom (the Offering Group holds sufficient votes to approve the Merger).

                                             /s/ Paul Mendez
                                        ---------------------------------------
                                        Paul Mendez, for the Offering Group